Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

HEINDEL APPOINTED AS CHAIRMAN OF PECO II

•	James Green retires as chairman, remains on Board

•	Richard Orchard is named to Board

GALION, Ohio, June 7, 2006 - PECO II, Inc. (Nasdaq: PIII), a full-service provider of engineering and installation services and a manufacturer of communications power systems to the communications industry, announced today that John G. Heindel, President and Chief Executive Officer, has been appointed to the additional position of Chairman of the Board. The chairmanship was previously held by James L. Green, who has retired but will continue as a member of the Board.

In addition, the company announced that Richard Orchard, a veteran of more than 25 years in the telecommunications industry, has been elected to the Board and will serve on the compensation/nominating committee, and that Gerard Moersdorf, Jr., who joined the Board in April, has been elected to the Audit Committee.

All of the changes became effective June 1, 2006.

“Rick Orchard has an outstanding record of accomplishments in all aspects of telecommunications, perhaps most significantly having recently led the successful transition as Sprint and Nextel joined forces,” said Heindel. “We look forward to the guidance he will provide as a member of our Board of Directors.”

Orchard, 52, served as Chief Transition Officer for Sprint Nextel in 2005, managing all aspects of the successful, $36 billion merger between Sprint and Nextel Communications. The complex merger was completed in record time, and transition strategies are currently exceeding stated goals of financial and operational synergies.

-more-

Earlier in his career with Nextel Communications, Orchard served as Chief Service Officer, responsible for development of a best practice Customer Care organization; Eastern Regional President, with operational responsibility for all aspects of sales, service, finance, network construction and marketing for the Eastern half of the U.S. market; and Area Vice President for the Southeast.

Before joining Nextel, Orchard spent more than 10 years with PacTel/AirTouch, originally hired as its first sales representative and eventually advancing through positions in sales management and operations and as Area Vice President of all East Coast properties. He entered the wireless industry in the late 1970s with Motorola Communications after earning a bachelor’s degree in political science from the University of California, Santa Barbara.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at http://www.peco2.com.

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